Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-201825, 333-112133, 333-141178 and 333-179536) of Pro-Dex, Inc. pertaining to the Pro-Dex, Inc. 2014 Employee Stock Purchase Plan, the Pro-Dex, Inc. Second Amended and Restated 2004 Stock Option Plan and the Pro-Dex, Inc. Amended and Restated 2004 Directors’ Stock Option Plan, Inc., of our report dated September 15, 2016 with respect to the consolidated financial statements of Pro-Dex, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended June 30, 2016.

/s/ Moss Adams LLP
Moss Adams LLP
Irvine, California
September 15, 2016